As filed with the Securities and Exchange Commission on March 9, 1994
                   Registration No. 33-_________


              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                           FORM S-8
                    REGISTRATION STATEMENT
                             UNDER
                  THE SECURITIES ACT OF 1933

                CONSOLIDATED FREIGHTWAYS, INC.
      (Exact name of issuer as specified in its charter)

            DELAWARE                    94-1444798
    (State of Incorporation)    (I.R.S. Employer I.D. No.)

                     3240 Hillview Avenue
                  Palo Alto, California 94304
  (Address of Principal Executive Office Including Zip Code)

                CONSOLIDATED FREIGHTWAYS, INC.
                     THRIFT AND STOCK PLAN
                              and
                CONSOLIDATED FREIGHTWAYS, INC.
                     EQUITY INCENTIVE PLAN
                  FOR NON-EMPLOYEE DIRECTORS
                   (Full title of the plans)

                   Eberhard G. H. Schmoller
           Senior Vice President and General Counsel
                Consolidated Freightways, Inc.
                     3240 Hillview Avenue
                  Palo Alto, California 94304
            (Name and address of agent for service)

                        (415) 494-2900
 (Telephone number, including area code, of agent for service)
______________________________________________________________

                CALCULATION OF REGISTRATION FEE
______________________________________________________________



 Title of
Securities                   Proposed Maximum  Proposed Maximum     Amount of
  to Be      Amount to be    Offering Price    Aggregate Offering   Registration
Registered   Registered(1)   Per Share (2)     Price                Fee


Common Stock   350,000         $26.125          $9,143,750          $3,153
________________________________________________________________________________


(1) Plus such indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of a stock dividend or certain other capital adjustments. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plans described herein.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon $26.125 per share, the Closing Price of the Common Stock on the New York Stock Exchange on March 7, 1994.

                            PART II

                  INFORMATION REQUIRED IN THE
                    REGISTRATION STATEMENT


Item 3.    Incorporation of Certain Documents by Reference.

       The documents listed in (a) through (d) below are incorporated by reference in this Registration Statement.

       (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission ("SEC") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

       (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September
30, 1993, filed with the SEC pursuant to Section 13 of the Exchange Act.

       (c) The description of the Registrant's Common Stock contained in its registration statement filed on Form S-3 with the SEC (File No. 33-45313) under the Securities Act of 1933, as amended (the "Securities Act").

       (d) All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to December 31, 1992, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 6.    Indemnification of Directors and Officers.

       As authorized by Section 102(b)(7) of the Delaware General Corporation Law, the Certificate of Incorporation of Consolidated Freightways, Inc. ("CF") eliminates to the fullest extent permitted by Delaware law the personal liability of its directors to CF or its stockholders for monetary damages for any breach of fiduciary duty as a director.

       CF's Bylaws provide for indemnification of directors, officers, employees and agents in certain cases. Under CF's Bylaws, indemnification shall be provided when a person is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of CF or of another enterprise, serving as such at the request of CF; provided, however, that except as to actions to enforce indemnification rights, CF shall indemnify any such person seeking indemnification in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the action, suit or proceeding (or part thereof) was authorized by the Board of Directors of CF. When indemnification is authorized by CF's Bylaws, the director, officer, employee or agent shall be indemnified for expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by him or her in connection therewith. CF's Bylaws also provide that expenses incurred by an officer or director (acting in his or her capacity as such) in defending a proceeding shall be paid by CF in advance of final disposition of the proceeding; provided, however, that if required by the Delaware General Corporation Law, the officer or director shall deliver to CF an undertaking by the officer or director to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified by CF. CF's Bylaws further provide that in other circumstances, expenses may be advanced upon such terms and conditions as the Board of Directors deems appropriate.

       In addition to the above, CF's Bylaws provide that the right to indemnification granted thereunder shall be a contract right for the benefit of CF's directors, officers, employees and agents. CF's Bylaws also authorize actions against CF to enforce the indemnification rights provided by the Bylaws, subject to CF's right to assert a defense in any such action that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for CF to indemnify the claimant for the amount claimed, and CF shall bear the burden of proving any such a defense.

       Under Delaware law, indemnification to directors, officers, employees and agents may be provided against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) incurred in the defense or settlement of a derivative action, provided there is a determination by a majority vote of a quorum of disinterested directors, a committee of directors, independent legal counsel, or a majority vote of stockholders that a person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, with no reasonable cause to believe his or her conduct was unlawful. However, no indemnification may be made in derivative actions where such person is adjudged liable to the corporation, unless, and only to the extent, that a court determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Delaware law also permits indemnification of expenses which the court deems proper and provides that indemnification of expenses actually and reasonably incurred shall be provided when the individual being indemnified has successfully defended the action on the merits or otherwise in any action suit or proceeding. The indemnification rights provided by statute in Delaware are not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

       CF's Bylaws also authorize CF to purchase and maintain insurance to protect itself and its directors, officers, employees and agents against any liability, expense or loss incurred by or asserted against such persons, whether or not CF would have the power to indemnify any such person against such liability, expense or loss under applicable law or CF's Bylaws.

       CF presently maintains a directors' and officers' liability insurance policy which insures directors and officers of CF and those of certain of its subsidiaries. The policy covers losses for which CF or any of such subsidiaries grants indemnification to officers and directors as required or permitted by law and which result from claims made against such directors or officers based upon wrongful acts or breaches of duty committed, attempted, or allegedly committed or attempted by such officers and directors while serving in their capacity as officer or director. The policy also covers losses which the directors or officers must pay as the result of claims brought against them based upon wrongful acts or breaches of duty committed, attempted, or allegedly committed or attempted by such officers and directors while serving in their capacity as officer or director and for which they are not indemnified by CF or any of such subsidiaries. The losses covered by the policy are subject to certain exclusions and do not include fines or penalties imposed by law or other matters deemed uninsurable under the law. The policy contains certain deductible provisions.

Item 8.    Exhibits.

Exhibit No.             Description

  5.1           Opinion of Counsel

 24.1           Consent of Counsel (included in Exhibit 5.1)

 24.2           Consent of Arthur Andersen & Co.

 25.1 Powers of Attorney (set forth on the signature pages of this Registration Statement)

Item 9.         Undertakings.

       The Registrant hereby undertakes as follows:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on March 9, 1994.

                             CONSOLIDATED FREIGHTWAYS, INC.



                             By /s/ Eberhard G.H. Schmoller
                                Eberhard G.H. Schmoller
                                Vice President and General
                                Counsel

       Power of Attorney and Additional Signatures

       Each person whose signature appears below constitutes and appoints Eberhard G. H. Schmoller and Maryla Boonstoppel, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

       Further, pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                 Capacity                        Date
______________________________________________________________________




/s/ Donald E. Moffitt     President, Chief Executive       March 9, 1994
Donald E. Moffitt         Officer (Principal Executive
                          Officer and Director)


/s/ Gregory L. Quesnel    Executive Vice President and     March 9, 1994
Gregory L. Quesnel        Chief Financial Officer
                          (Principal Financial Officer)


/s/ Robert E. Wrightson    Vice President and Controller   March 9, 1994
Robert E. Wrightson        (Principal Accounting Officer)


/s/ Robert Alpert          Director                        March 9, 1994
Robert Alpert


                           Director                        March _, 1994
John C. Bolinger, Jr.


/s/ Earl F. Cheit          Director                        March 9, 1994
Earl F. Cheit


/s/ G. Robert Evans        Director                        March 9, 1994
G. Robert Evans


/s/ Robert Jaunich II      Director                        March 9, 1994
Robert Jaunich II


                           Director                        March _, 1994
Gerhard E. Liener


                           Director                        March _, 1994
Richard B. Madden


                           Director                        March _, 1994
Raymond F. O'Brien


                           Director                        March _, 1994
John S. Perkins


/s/ Ronald E. Poelman      Director                        March 9, 1994
Ronald E. Poelman


                           Director                        March _, 1994
Robert D. Rogers


/s/ Robert P. Wayman       Director                        March 9, 1994
Robert P. Wayman


                       INDEX TO EXHIBITS


                                                     Sequentially
Exhibit No.                 Exhibit                  Numbered Page

   5.1         Opinion of Counsel

  24.1         Consent of Counsel (included in
               Exhibit 5.1)

  24.2         Consent of Arthur Andersen & Co.

  25.1         Powers of Attorney set forth on the
               signature pages of this Registration
               Statement